Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May 4, 2015

United Technologies Corporation

One Financial Plaza

Hartford, Connecticut 06103

Re:	United Technologies Corporation Current Report on Form 8-K filed on May 4, 2015 (Junior Subordinated Notes)

Ladies and Gentlemen:

We have acted as special outside counsel to United Technologies Corporation, a Delaware corporation (the “Company”), in connection with the remarketing (the “Remarketing”) by the Company of its 1.778% junior subordinated notes due 2018 pursuant to the Amended and Restated Remarketing Agreement, dated April 29, 2015, between the Company and the Remarketing Agents named therein (the “Remarketing Agreement”). The Notes (as defined below) were originally issued as 1.55% junior subordinated notes due 2022 on June 18, 2012, pursuant to the Junior Subordinated Indenture, dated as of June 18, 2012 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1, dated as of June 18, 2012, between the Company and the Trustee (the “First Supplemental Indenture”), which Base Indenture has been further supplemented pursuant to the Remarketing Agreement by Supplemental Indenture No. 2, dated as of May 4, 2015, between the Company and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).

The Remarketing was conducted pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-188957), filed on May 30, 2013 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). On May 1, 2015, the Company filed with the Securities and Exchange Commission (the “Commission”) a Prospectus Supplement dated April 29, 2015 (the “Prospectus Supplement”) containing the terms of the Notes (as defined below) pursuant to Rule 424(b)(5) of the Act.

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company and public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter, including (a) the Registration Statement; (b) the base prospectus, dated May 30, 2013, included in the Registration Statement, but excluding the documents incorporated therein (the “Base Prospectus”); (c) the Preliminary Prospectus Supplement dated April 29, 2015, as filed with the Commission pursuant to Rule 424(b)(5) under the Act, but excluding the documents incorporated by reference therein; (d) the final term sheet dated April 29, 2015, as filed with the Commission pursuant to Rule 433 under the Act; (e) the Prospectus Supplement, but excluding the documents incorporated therein; (f) a copy of the Restated Certificate of Incorporation of the Company and a copy of the amended and restated Bylaws of the Company each as set forth in the certificate of the Assistant Secretary of the Company dated the date hereof; (g) the Base Indenture and the First Supplemental Indenture; (h) copies of the Global Notes (CUSIP No. 913017 BZ1), represented by Certificate Nos. 001, 002 and 003, each dated as of May 4, 2015 (collectively, the “Notes”); (i) the Second Supplemental Indenture; (j) the Remarketing Agreement; (k) the Purchase Contract and Pledge Agreement, dated as of June 18, 2012 (the “Purchase Contract and Pledge Agreement”), among the Company, The Bank of New York Mellon Trust Company, N.A., as Purchase Contract Agent, and Wilmington Trust, National Association, as Collateral Agent, Custodial Agent and Securities Intermediary; and (l) resolutions of the Board of Directors of the Company relating to the Remarketing. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; (iv) all Notes will be remarketed in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; (v) the Remarketing Agreement has been duly authorized and validly executed and delivered by the Remarketing Agents; (vi) the Purchase Contract and Pledge Agreement has been duly authorized and validly executed and delivered by the Purchase Contract Agent and Collateral Agent and Securities Intermediary; and (vii) the Indenture has been duly authorized and validly executed and delivered by the Trustee. We have assumed that the terms of the Notes have been established so as not to, and that the execution and delivery by the parties thereto and the performance of such parties’ obligations under, the Notes will not, breach, contravene, violate, conflict with or constitute a default under (1) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York and the federal securities laws of the United States of America as such laws apply to the Company), (2) any judicial or regulatory order or decree of any governmental authority or (3) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. We also have assumed that the Purchase Contract and Pledge Agreement, the Indenture and the Notes are the valid and legally binding obligation of each of the Trustee, the Purchase Contract Agent and the Collateral Agent and the Securities Intermediary, as applicable. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal securities laws of the United States of America, in each case as in effect on the date hereof.

Based upon the foregoing, and subject to the qualifications set forth in this letter, we advise you that, in our opinion, the Notes, when executed by the Company and authenticated by the Trustee in the manner provided in the Indenture and exchanged for the cancelled notes representing the Company’s 1.55% junior subordinated notes due 2022, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; (b) general equitable principles (whether considered in a proceeding in equity or at law); (c) an implied covenant of good faith and fair dealing; (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, or (vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes, the Purchase Contract and Pledge Agreement and the Indenture.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, filed on May 4, 2015, and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Validity of the Securities.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz